Exhibit 99.1

Contact Information:
June 2, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

RBS Global Announces Tender Offer and Consent Solicitation for 10 1/8% Senior Subordinated Notes due 2012 of Rexnord Corporation

Milwaukee, WI – June 2, 2006

RBS Global, Inc. (“RBS Global”) announced today that it has launched a cash tender offer and consent solicitation with respect to the outstanding $225 million in aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2012 (the “Notes”) of its wholly owned subsidiary Rexnord Corporation (“Rexnord”).

Terms of the Tender Offer and Consent Solicitation

The tender offer and consent solicitation are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated June 2, 2006 and the related Consent and Letter of Transmittal (the “Tender Offer Documents”). The total consideration for the Notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the Tender Offer Documents, on the basis of a yield to the first redemption date under the indenture governing the Notes equal to the sum of (i) the yield (based on the bid side price) of the 4.25% U.S. Treasury Security due November 30, 2007, as calculated by Credit Suisse Securities (USA) LLC in accordance with standard market practice on the Price Determination Date, as described in the Tender Offer Documents, plus (ii) a fixed spread of 50 basis points. RBS Global will pay accrued and unpaid interest up to, but not including, the applicable payment date. Each holder who validly tenders its Notes and delivers consents to the Proposed Amendments (as defined below) prior to 5:00 p.m., New York City time, on June 15, 2006 (the “Consent Date”) shall be entitled to a consent payment, which is included in the total consideration above, of $30 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer.

The tender offer will expire at 5:00 p.m., New York City time, on June 30, 2006, unless extended or earlier terminated. Payments of the tender consideration for the Notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made pursuant to the Tender Offer Documents.

In connection with the tender offer, RBS Global is soliciting the consents of the holders of the Notes to proposed amendments to the indenture governing the Notes (the “Proposed Amendments”). The primary purpose of the consent solicitation and Proposed Amendments is to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture governing the Notes. In order for the Proposed Amendments to be effective, holders of a majority in aggregate principal amount of the Notes must consent to the Proposed Amendments. Holders of the Notes may not tender their Notes without delivering the related consents.

The consummation of the tender offer is conditioned upon, among other things, (i) the consummation of the previously announced acquisition of RBS Global by affiliates of Apollo Management, L.P., (ii) the receipt of $1,420 million in new debt financing relating to such acquisition and the availability of funds therefrom to pay the tender offer consideration described above, and (iii) receipt of the consent of the holders of a majority in aggregate principal amount of the Notes to the Proposed Amendments. If any of the conditions are not satisfied, RBS Global may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer. Full details of the terms and conditions of the tender offer are included in the Tender Offer Documents.

Credit Suisse Securities (USA) LLC will act as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-0652.

D.F. King & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation. Requests for documents related to the tender offer and consent solicitation may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 859-8509 (for all others).

Neither the RBS Global board of directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Notes should read carefully the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

About RBS Global and Rexnord Corporation

RBS Global is the parent company of Rexnord. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

#   #   #